Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

August 12, 2021

MS&AD INSURANCE GROUP HOLDINGS, INC.

/s/ Satoshi Komiya
Name:	Satoshi Komiya
Title:	General Manager, Corporate Planning Section, Corporate Planning Department

MITSUI SUMITOMO INSURANCE CO., LTD.

/s/ Seiji Tanaka
Name:	Seiji Tanaka
Title:	Manager, Corporate Planning Section,
Corporate Planning Department